Mail Stop 6010

      	April 7, 2006

Mr. William J. Ruehle
Senior Vice President and Chief Financial Officer
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618-3616

      Re:	Broadcom Corporation
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 1, 2005
      File No. 000-23993

Dear Mr. Ruehle:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant